Exhibit 99.2(g)

DMR MORTGAGE OPPORTUNITY FUND LP

DECLARATION MANAGEMENT & RESEARCH LLC

____________________

INVESTMENT ADVISORY AGREEMENT

____________________

DATED AS OF MAY 15, 2008

INVESTMENT ADVISORY AGREEMENT
DATED AS OF MAY 15, 2008

by and between

DMR MORTGAGE OPPORTUNITY FUND LP
and
DECLARATION MANAGEMENT & RESEARCH LLC

_________________

DMR MORTGAGE OPPORTUNITY FUND LP
and
DECLARATION MANAGEMENT & RESEARCH LLC

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”) is made as of May 15, 2008 by and between DMR MORTGAGE OPPORTUNITY FUND LP (the “Fund”), a Delaware limited partnership whose principal office is c/o Declaration Management & Research LLC, 1800 Tysons Boulevard, Suite 200, McLean, Virginia 22102, and DECLARATION MANAGEMENT & RESEARCH LLC (“Declaration”), a Delaware limited liability company whose principal office is 1800 Tysons Boulevard, Suite 200, McLean, Virginia  22102.

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Amended and Restated Limited Partnership Agreement of the Fund dated as of May 15, 2008 (the “Limited Partnership Agreement”).

R E C I T A L S:

WHEREAS, the Fund shall register with the U.S. Securities and Exchange Commission (the “SEC”) as a closed-end, non-diversified management investment company (a “CNMIC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Declaration is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Fund desires to retain Declaration so that it will render investment advisory services to the Fund in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, Declaration is willing to render such services and/or engage others to render such services to the Fund, subject to the supervision of the Fund’s board of directors (the “Board”).

WHEREAS, Declaration wishes to accept such appointment.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

1.	Appointment of Declaration as Investment Adviser.

(a)
The Fund hereby appoints Declaration to act as the Fund’s investment adviser (in such capacity, the “Investment Adviser”) for the period and on the terms and conditions set forth in this Agreement.  Declaration hereby accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date for the compensation herein provided.

(b)
In performing its duties hereunder, the Investment Adviser shall comply with (i) the 1940 Act and all rules and regulations thereunder, (ii) all other applicable federal and state laws and regulations, (iii) the guidelines and directions and any applicable procedures adopted by the Board, and (iv) the fundamental policies and investment restrictions described in the Fund’s Form N-2 (as amended from time to time, the “Form N-2”), as filed with the SEC and as set forth in the investment guidelines attached as a Schedule hereto  (collectively, the “CNMIC Restrictions”).

(c)
Under the direction of the Investment Adviser, and subject to the supervision of the Board, the Fund may engage, directly and indirectly, in all aspects of investing and trading as are permissible for a CNMIC and consistent with the CNMIC Restrictions.  The Fund’s investment objective is to provide investors with attractive returns through long-biased opportunistic investing in stressed, distressed and other undervalued mortgage-backed securities and related fixed-income assets.

2.	Power and Authority of the Investment Adviser.

(a)
Without limiting the generality of the powers conferred upon it by Section 1, and subject to the CNMIC Restrictions, the Investment Adviser is expressly authorized and directed by the Board to do the following for or on behalf and in the name of the Fund:

(i)
make all investment and trading decisions with respect to the acquisition, retention and disposition of Investment Assets, and all other manner of investments, including exercising and enforcing any right of the Fund with respect to any Investment Asset;

(ii)
assist the Fund as it may reasonably request in the conduct of the Fund’s business, including oral and written research, analysis, advice, statistical and economic data, judgments regarding individual investments, general economic conditions and trends and long-range investment policies;

(iii)	determine or recommend the Investment Assets and techniques that the Fund will purchase, sell, enter into, use, or provide in an on-going evaluation of the Fund’s portfolio;

(iv)
furnish to or place at the disposal of the Fund information, evaluations, analyses, and opinions formulated or obtained by the Investment Adviser in the discharge of its duties as the Fund may, from time to time reasonably request, and maintain or cause to be maintained for the Fund all books, records, reports, and any other information required under the 1940 Act, to the extent that such books, records, reports, and other information are not maintained or furnished by the custodian, transfer agent, administrator, sub-administrator, or other agent of the Fund;

(v)
furnish at the Investment Adviser’s expense for the use of the Fund such office space, telephone, utilities, and facilities as the Fund may require for its reasonable needs and to furnish at the Investment Adviser’s expense clerical services related to research, statistical and investment work;

(vi)	incur all manner of obligations as well as stand surety for, guarantee, support or secure the obligations of any other Person;

(vii)	own, sell, assign or otherwise dispose of any personal property and liabilities on such terms and conditions as the Investment Adviser may determine;

(viii)
open, maintain and close one or more accounts (including bank, brokerage, margin and clearing accounts) and enter into arrangements to self-clear transactions with financial and commercial institutions (including clearing and depository institutions);

(ix)	advance, deposit or lend cash, Investment Assets or otherwise provide any other form of financing or leverage on a secured or unsecured, as well as on a segregated or non-segregated, basis;

(x)
negotiate and enter into all manner of derivatives (including swaps) and other investment, financial and risk management instruments (whether or not exchange-traded), as well as registration rights, placement, selling and financing agreements, private placement and securities purchase agreements, shareholders’ agreements, structured products, repurchase agreements, reverse repurchase agreements, securities lending and hypothecation agreements, counterparty agreements and all other forms of investment, financial and commercial agreements, contracts and undertakings;

(xi)	engage the services of such agents, brokers, consultants, advisors, employees and other service providers as the Investment Adviser deems necessary or advisable;

(xii)	cause the Fund to comply with the investment guidelines attached as a Schedule hereto;

(xiii)	provide assistance to the Administrator/Custodian and the Board in calculating the “Invested Capital,” the “Adjustment Factor” and the “Net Asset Value;”

(xiv)
assist the Fund in maintaining the books of account of the Fund and, in cooperation with the Fund’s regular auditors, entering therein all transactions, matters and things relating to the Fund’s business as are usually entered into the books of account kept by persons engaged in businesses such as that engaged in by the Fund;

(xv)	prepare, execute, file, and deliver any documents related to any of the foregoing; and

(xvi)	generally, to act or decline to act for the Fund in all matters relating to the trading and investing of the Investment Assets.

(b)
The Fund may not incur any indebtedness for borrowed money (but may invest in derivatives which have imbedded leverage), and the Investment Adviser shall use reasonable best efforts to ensure that the Fund’s investing and trading will not generate “unrelated business taxable income” for tax-exempt investors in the Fund.

(c)	The Investment Adviser shall use reasonable best efforts to liquidate all of the Fund’s Investment Assets prior to the end of the Distribution Period.

3.	Dealings with and by Declaration Parties.

(a)
Without in any respect limiting the effect of the “Key Person Event” provisions of Section 3.5 of the Limited Partnership Agreement, no Declaration Party shall be required to devote full time to the affairs of the Fund, but each shall devote such time as each believes may reasonably be required to perform such Person’s obligations under this Agreement and under the 1940 Act.

(b)
To the extent that at law or in equity the Investment Adviser has duties (including fiduciary duties) and liabilities relating to the Fund or to any other Person bound by or acting under this Agreement, it shall not be liable to the Fund for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Investment Adviser otherwise existing at law or in equity, are agreed by the Fund to replace the other duties and liabilities of the Investment Adviser.

(c)
Nothing in this Agreement shall limit the right of any Declaration Party to organize, engage in or possess an interest in, directly or indirectly, other business ventures or investments of any nature or description for its own account (including engaging in transactions involving investment assets owned by, or of the same type owned by, the Fund), independently or with others, including any investment in any aspect of the operation, administration, trading or investment business or any other business engaged in by the Fund, and the Fund shall not have any rights in or to such investment or independent venture or the income or profits derived therefrom.

(d)
Declaration Parties have, and in the future may have, other clients, including funds or other debt obligation vehicles, which invest, direct or indirectly, in debt obligations and other securities that would be appropriate as an investment for the Fund and have no duty in making such investments to act in a way that is favorable to the Fund.  Such investments may be different from those made on behalf of the Fund.  Declaration Parties may have economic interests in or other relationships with issuers in whose obligations or securities the Fund may invest. In particular, Declaration Parties may make or hold for client accounts an investment in an issuer’s securities that may be pari passu, senior or junior in ranking to an investment in such issuer’s securities made or held by the Fund or in which partners, security holders, officers, directors, agents or employees of Declaration Parties serve on boards of directors or otherwise have on-going relationships. Each of such ownership and other relationships may result in securities laws restrictions on transactions in such securities by the Fund and otherwise create conflicts of interest for the Fund. In such instances, Declaration Parties may in their discretion make investment recommendations and decisions that may be the same as or different from those made with respect to the Fund’s investments.

(e)	Any Declaration Party and any of its Affiliates may invest and trade for their personal accounts.

(f)	Any Declaration Party may invest and trade for the Fund as well as for any other Declaration Client accounts.

(g)
Any Declaration Party may operate and administer Declaration Client accounts, render operational, administrative, trading, investment advisory and other services to other Persons with respect to investment assets which advice is identical, dissimilar or contrary to the advice that the Investment Adviser provides to the Fund.

(h)
The Investment Adviser may sponsor additional “hedge funds” or “private equity funds” as well as more traditional products which compete with the Fund both in the markets and for Declaration’s resources.

(i)
Declaration Parties, in connection with their other business activities, may acquire material non-public confidential information that may restrict the Investment Adviser from purchasing securities or selling securities for itself or its clients (including the Fund) or otherwise using such information for the benefit of its clients or itself.

(j)
The Investment Adviser may, subject to and to the extent permitted by the 1940 Act and any other applicable Law, cause the Fund, and any other Declaration Party or Declaration Client, to engage in all manner of transactions with any other Declaration Party, Declaration Client or the Fund, or any Affiliate of any of the foregoing.

(k)
Declaration Parties, by reason of their other business activities, may cause the Investment Adviser not to be able to, or to determine not to, initiate a transaction for the Fund that the Investment Adviser would otherwise have initiated for the Fund.

4.	Limitation of Liability and Indemnification of the Declaration Parties.

(a)
No Declaration Party shall be personally liable for the return or payment of all or any portion of the capital of or profits allocable to the Fund, any Limited Partner or any former Limited Partner, it being expressly agreed that any return of capital or payment of profits made pursuant to this Agreement, the Limited Partnership Agreement and/or the Subscription and Capital Commitment Agreement (as each may be amended or supplemented from time to time, the “Material Contracts”) shall be made solely from the assets of the Fund (which shall not include any right of contribution from any Declaration Party).

(b)
No Declaration Party shall have any liability to the Fund, any Limited Partner or any former Limited Partner for: (i) any act performed, or the omission to perform any act, within the scope of the power and authority conferred on Declaration by any Material Contract, except by reason of acts or omissions of a Declaration Party Finally Determined to constitute fraud, willful misfeasance, bad faith, gross negligence or reckless disregard of its duties (or as otherwise required by Law); (ii) the termination of this Agreement pursuant to the terms hereof; (iii) the performance by a Declaration Party of, or the omission by a Declaration Party to perform, any act which such Declaration Party reasonably believed to be consistent with the advice of attorneys, accountants or other professional advisers to the Fund or to such Declaration Party with respect to matters relating to the Fund; (iv) the conduct of any Person selected or engaged and monitored by such Declaration Party with due care; (v) any tax imposed on the Fund or the Limited Partners in any jurisdiction, or any costs incurred in respect of a tax audit or similar procedure; or (vi) any tax position taken by Declaration (to the extent that Declaration is authorized to take any relevant tax position) and which was not clearly contrary to Law when taken.

(c)
No Independent Director shall have any liability to the Fund, the General Partner, any Limited Partner or any former Limited Partner for conduct Finally Determined to have constituted a violation of Law, provided that such Independent Director reasonably believed such conduct to be lawful and in the interest of the Fund at the time of such conduct.

(d)
The Fund shall indemnify, defend, and hold harmless each Declaration Party and, as Declaration, subject to the Board’s ultimate authority, may determine, the agents, advisors and consultants of Declaration (each also an “Indemnified Party”), from and against any loss, cost, expense, liability, fees (including attorneys’ fees and expenses) and damages suffered or sustained by such Indemnified Party by reason of any acts or omissions, or alleged acts or omissions, arising out of the activities of an Indemnified Party, reasonably believed by such Indemnified Party to be on behalf of the Fund or in furtherance of the interests of the Fund, provided that those acts or omissions are not Finally Determined to constitute conduct for which such Indemnified Party would be subject to liability under the standard of liability set forth in this Section 4.

(e)
An Indemnified Party shall be entitled to receive advances from the Fund to cover the cost of defending any claim or action against such Indemnified Party; provided, that such Indemnified Party enters into a written agreement that all such advances shall be repaid to the Fund (without interest) if it is Finally Determined that such Indemnified Party is not entitled to indemnity under Section 4(d), and otherwise complies with the requirements of the 1940 Act.

(f)
The rights of an Indemnified Party to indemnification shall survive the winding-up of the Fund and the death, withdrawal, declaration of legal incapacity, dissolution, winding-up or Bankruptcy of such Indemnified Party.

(g)
None of the various exculpatory or indemnification provisions of this Section 4 are to be interpreted as in any respect resulting in the Fund waiving any rights or claims which the Fund may have under any federal or state securities laws.

5.	Other Activities of the Declaration Parties.

(a)
Declaration Parties may have investments of their own, and a Declaration Party may be acting as an operator, administrator, trading advisor or investment manager for others. The Declaration Parties may be or become associated with other investment entities and engage in investment management for others.  Except to the extent necessary to perform the Investment Adviser’s obligations hereunder, nothing herein shall be deemed to limit or restrict the right of any Declaration Party to engage in, or to devote time and attention to the management of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other Person.  For the avoidance of doubt, Declaration Parties may engage in all activities and transactions contemplated by or described in the Private Placement Memorandum.

(b)	(i)
The Declaration Parties (i) may engage in or possess an interest, direct or indirect, in any business venture of any nature or description (including other investment funds) for their own respective accounts, independently or with others, including, without limitation, any business, industry or activity in which the Fund may be interested in investing or may also have investments, and (ii) may do so without any obligation to report the same to the Fund or to afford the Fund any opportunity to participate therein.  The Fund shall not have any rights in or to any such independent venture or investment in any of the revenues or profits derived therefrom.

(ii)
Among Declaration Clients, including the Fund, the Investment Adviser shall allocate assets to each Declaration Client account in light of its investment objectives and guidelines, cash position and other factors.  It is Declaration's policy (i) to allocate investment opportunities to the extent practicable to the accounts of Declaration Clients over time in a manner that Declaration believes is fair and equitable and (ii) not to intentionally favor or disfavor any Declaration Client.

(c)
From time to time, a Declaration Client may invest in, or withdraw an investment from, an investment in which the Fund is invested, is withdrawing its investment from, or is not invested.  In addition, the Investment Adviser may recommend that the Fund purchase or sell an investment that is being sold or purchased by another Declaration Client or otherwise give advice or take action with regard to other Declaration Clients that differs from the advice given with respect, or action taken with regard, to the Fund.

6.	Brokerage, Dealing and Other Counterparty Contracts; Custody.

(a)
The Investment Adviser is authorized to negotiate all brokerage, dealing and other counterparty agreements between the Fund and its respective brokers, dealers and counterparties, as well as all other agreements relating to the Fund’s investing, including agreements with Declaration Parties.  The Investment Adviser, absent bad faith, shall have no liability for the terms of any such agreement or for the actions or omissions for any such broker, dealer or counterparty.

(b)
The Investment Adviser will use reasonable efforts to obtain the best net prices and execution for all orders placed with respect to the Fund, considering all circumstances that are relevant in its reasonable determination.  The Investment Adviser is not obligated to select a broker or dealer solely on the basis of the rate of commission or the spread it offers.  Subject to the objective of obtaining best prices and execution, the Investment Adviser may take into consideration the full range and quality of services furnished by brokers and dealers.

(c)
Declaration may aggregate sales and purchase orders of securities placed for the Fund with similar orders being made simultaneously for other clients, including affiliated clients, where Declaration believes this to be appropriate, in the best interest of the client accounts (including the Fund), and consistent with applicable legal requirements.  It is Declaration’s policy to make all allocations of aggregated trades among participating accounts on a fair and equitable basis over time, to the extent practicable, without favoring any account or type of account or client over another over a period of time.  In addition, in making its investment decisions for each account, Declaration will use its best judgment on behalf of each client taking into consideration the investment guidelines for the account and other factors.  It is Declaration’s policy to allocate investment opportunities to the extent practicable to each account over time in a manner that Declaration believes is fair and equitable to each client account.

(d)	The Investment Adviser assumes no responsibility for the actions or omissions of any broker or dealer selected by Investment Adviser in good faith.

7.	Compensation; Expenses.

(a)
As compensation for the services performed pursuant to this Agreement, the Investment Adviser shall receive a monthly management fee (the “Management Fee”) in the amount and calculated in the manner set forth in the Management Fee Calculation Schedule.

(b)	No Management Fee will be paid to Declaration by the Fund after the end of the Distribution Period.

(c)	In the event that Declaration advances costs incurred on behalf of the Fund, Declaration shall be fully entitled to be reimbursed therefor.

(d)	The Fund will bear its operating costs (including, but not limited to, administrative, custody, transfer, escrow, filing, printing, consulting, accounting,

tax, audit, insurance, regulatory and legal fees and other expenses), extraordinary expenses, as well as any other expenses set forth in the Limited Partnership Agreement or as agreed by the Board from time to time.  The Fund will also bear its brokerage commissions, “broken deal” costs, due diligence expenses and other transaction fees in connection with the acquisition and disposition of its positions as well as custodian fees for Fund assets held in cash or securities at various banks, broker-dealers and other financial institutions, except that the fees of John Hancock Distributors LLC are paid by Declaration.  The Investment Adviser does not use “soft dollar” arrangements.

(e)	The Fund will not pay any internal operating costs (e.g., salaries, bonuses or office rent) of any Declaration Party.

(f)
All matters concerning calculation of the Management Fee shall be determined by the General Partner subject to the ultimate authority of the Board unless specifically and expressly otherwise provided for by the CNMIC Restrictions or other applicable Law.  Any such determinations and allocations shall be final and binding on the Fund and all of the Limited Partners.

8.	Accounting and Other Information.

(a)	The Fund shall instruct its brokers and counterparties to send confirmations of all trades executed for the Fund’s account to the Investment Adviser.

(b)
The Investment Adviser shall furnish to the Fund or its representative such information concerning its discharge of its obligations hereunder as the Fund may reasonably request; provided, that the Investment Adviser need not disclose any information which it determines to be the Investment Adviser’s proprietary information or legally privileged.

(c)
The Investment Adviser shall maintain all records relating to its management of the Fund’s Investment Assets as may be required by Law.  At the reasonable request of the Board, the Investment Adviser shall give the Fund (at the expense of the Fund) reasonable access to such documents and shall permit the Fund and its representatives to copy such documents; provided, that the Investment Adviser need not disclose any information which it determines to be the Investment Adviser’s proprietary information or legally privileged.

9.	Independent Contractor.

For all purposes of this Agreement, Declaration shall be an independent contractor and not an employee or dependent agent of the Fund.  Nothing in this Agreement shall be construed as making the Fund a partner or co-venturer with any Declaration Party or Declaration Client.  Except as provided in this Agreement, any other agreements authorized by the Limited Partnership Agreement and/or the Limited Partnership Agreement itself, Declaration shall have no authority to bind, obligate or represent the Fund.  This Agreement (together with the other Material Contracts) establishes and limits by its terms Declaration’s obligations to the Fund.

10.	Term; Termination; Renewal.

(a)	(i)
This Agreement shall remain in effect until the date which is two years from the day and date first written above, and shall continue in effect year to year thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of: (i) a majority of the members of the Fund’s Directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any party to this Agreement, or of any entity regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) a majority of the Fund’s Board of Directors or the  holders of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund.

(ii)
This Agreement may nevertheless be terminated at any time, on 60 days’ written notice, by the Fund’s Board, by vote of holders of a majority of the outstanding voting securities of the Fund, or by the Investment Adviser.

(iii)
The Limited Partnership Agreement requires Declaration, other Declaration Parties and Declaration Clients to waive their respective voting rights regarding termination or continuance of this Agreement.

(b)
This Agreement shall automatically be terminated in the event of its “assignment” for purposes of the Advisers Act or the 1940 Act, as provided in Section 13 (unless consent to such assignment has been obtained in accordance with Section 13(a)).

(c)
The expiration or termination of this Agreement shall in no respect extinguish the obligations of the Fund for the payment of fees and expenses in respect of services rendered by the Investment Adviser prior to the effective date of such expiration or termination.

11.	Amendment.

This Agreement may not be amended except by the written consent of both the Fund and the Investment Adviser.

12.	Notices.

Unless otherwise specified in this Agreement, all notices or other communications that any party to this Agreement may desire or be required to give hereunder shall be in writing and shall be personally delivered, delivered by facsimile, e-mail, digital image file or any other electronic form (collectively, “facsimile”), in each case with confirmed receipt of the transmission (and, unless waived by the recipient upon such receipt, confirmed by delivery in another manner permitted hereunder), mailed by certified or registered mail (postage prepaid), sent by overnight delivery by a reputable private carrier (receipt confirmed) or the postal service (return receipt requested) addressed:

if to the Fund to:

DMR MORTGAGE OPPORTUNITY FUND LP
c/o Declaration Management & Research LLC
1800 Tysons Boulevard, Suite 200
McLean, Virginia 22102

if to Declaration to:

DECLARATION MANAGEMENT & RESEARCH LLC
1800 Tysons Boulevard, Suite 200
McLean, Virginia  22102
Attention:  Lester Guillard, III

with a copy to:

DECLARATION MANAGEMENT & RESEARCH LLC
197 Clarendon Street C-03-16
Boston, MA  02116
Attention:  Edmund H. Price

All notices or other communications shall be deemed to have been validly given upon receipt when personally delivered or delivered by a confirmed facsimile, on the fifth Business Day after having been mailed by certified or registered mail, or on the next Business Day after being sent for overnight delivery by a reputable private carrier or the postal service, as the case may be.

Any notice period prescribed by this Agreement shall commence on the day that the relevant notice is effective as provided in this Section 12.  Such notice period shall include all days, and shall conclude as of the close of business on the day which is the prescribed number of days following the commencement day, or if such day is not a Business Day, as of the close of business on the next succeeding Business Day.

13.	Assignment and Delegation.

(a)
Neither the Fund nor the Investment Adviser may assign (i.e., any change in control considered an “assignment” for purposes of the Advisers Act or the 1940 Act) any of its rights or delegate any of its obligations and/or power and authority under this Agreement without the prior written consent of the other party hereto; provided, however, that the Investment Adviser may, with the consent of the Board and subject to applicable Law, delegate all or any portion of its obligations, power and authority hereunder to any Declaration Party or Declaration Parties at any time, in which case Declaration shall promptly so notify the Limited Partners; and provided further, that the successors to the Investment Adviser’s business shall be entitled to the assignment of the Investment Adviser’s rights hereunder, to the full extent and subject to the procedures required by the Advisers Act and the 1940 Act.

(b)
This Agreement shall automatically be terminated in the event of its “assignment” for purposes of the Advisers Act or the 1940 Act unless consent to such assignment has been obtained in accordance with Section 13(a).

14.	Counterparts; Facsimiles.

This Agreement may be executed in one or more counterparts, each of which shall, however, together constitute one and the same document.  Facsimile signature pages shall have the same binding force and effect as original copies.

15.	No Waiver.

(a)
Unless specifically authorized to do so by this Agreement, the Investment Adviser may not waive any term hereof. To the limited extent that the Investment Adviser is authorized to waive any term of this Agreement, no failure or delay on the part of the Investment Adviser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  Failure on the part of the Fund or the Investment Adviser to complain of any act of the other or to declare the other in default under this Agreement, irrespective of how long such failure continues, shall not constitute a waiver by the Fund or the Investment Adviser of its rights with respect to such default until the applicable statute-of-limitations period has run.

(b)	Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

16.	Right of Third Parties to Rely on the Power and Authority of the Investment Adviser.

The acts of the Investment Adviser relating to the subject matter of this Agreement in carrying out the business of the Fund may be relied upon by any third party as binding upon the Fund.

17.	Rules of Interpretation.

In this Agreement, unless inconsistent with the context or the contrary intention appears, a reference to:

(a)	“May” shall be construed as permissive;

(b)	A “month” or a “quarter” means a calendar month or quarter (as the case may be);

(c)	A “notice” means written notice unless otherwise stated;

(d)	“Shall” shall be construed as imperative;

(e)	The masculine includes the feminine and neuter respectively;

(f)	Writing includes typewriting, printing, lithography, photography and other modes of representing or reproducing words in a legible and non-transitory form;

(g)	Any reference to a Law, agreement or a document shall be deemed also to refer to any amendment, supplement or replacement thereof;

(h)	Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless such reference specifies Business Days;

(i)
The term “and/or” is used herein to mean both “and” as well as “or.”  The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others.  The term “or” shall not be interpreted to be exclusive, and the term “and” shall not be interpreted to require the conjunctive — in each case, unless the context otherwise requires;

(j)	The table of contents to and the headings in this Agreement have been inserted for convenience of reference only, are not part of this Agreement and shall not be used in construing this Agreement;

(k)	The terms “include” and “including” are to be construed as non-exclusive (so that, by way of example and for the avoidance of doubt, “including” shall mean “including without limitation”);

(l)
Unless the context of this Agreement otherwise requires (i) words using singular or plural number also include the plural or singular number, respectively, (ii) the terms “hereof,” herein,” “hereby” and derivative or similar words refer to the entire Agreement, (iii) the masculine gender shall include the feminine and neuter, (iv) any reference to a Law, agreement or a document shall be deemed to also refer to any amendment, supplement or replacement thereof, and (v) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless such reference specifies Business Days.

(m)
Terms defined in this Agreement by reference to any other agreement, document or instrument shall have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(n)
No provision of this Agreement shall be construed in favor of or against any Person by reason of the extent to which any such Person, its Affiliates, or their respective employees or counsel participated in the drafting thereof; and

(o)
In the event of any inconsistency between the provisions of this Agreement and of the Limited Partnership Agreement, the Directors shall determine which provisions shall control (all Limited Partners having expressly agreed to the terms of both this Agreement and the Limited Partnership Agreement).

18.	Binding Effect; Benefit.

This Agreement shall be binding upon and shall inure to the benefit of the Fund, Declaration, all Persons indemnified hereunder and their respective estates, permitted successors, Transferees, custodians, executors, administrators, legal representatives, heirs and permitted assigns.

19.	GOVERNING LAW; VENUE.

(a)
THIS AGREEMENT IS MADE PURSUANT TO AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT IS EXECUTED BY THE PARTIES OR THE LOCATION OF ANY OFFICE, VENTURE OR OPERATION OF THE FUND OR THE INVESTMENT ADVISER.  ANY ACTION OR PROCEEDING BROUGHT BY ANY DECLARATION PARTY AGAINST ONE OR MORE LIMITED PARTNERS, DIRECTORS OR THE FUND RELATING IN ANY WAY TO THIS AGREEMENT OR THE OPERATION OF THE FUND MAY, AND ANY ACTION OR PROCEEDING BROUGHT BY ANY OTHER PARTY AGAINST ANY DECLARATION PARTY OR THE FUND RELATING IN ANY WAY TO THIS AGREEMENT OR THE OPERATION OF THE FUND MAY ALSO, BE BROUGHT AND ENFORCED IN THE CITY, COUNTY AND STATE OF NEW YORK OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) IN THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE FUND AND THE INVESTMENT ADVISER IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF BOTH SUCH STATE AND FEDERAL COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.  THE FUND AND THE INVESTMENT ADVISER IRREVOCABLY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO LAYING THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF THE CITY, COUNTY AND STATE OF NEW YORK OR IN THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b)
EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST ANY DECLARATION PARTY RELATING IN ANY WAY TO THIS AGREEMENT, THE OPERATION OF THE FUND OR THE OFFERING OF THE INTERESTS.

(c)	THE FUND HEREBY AGREES THAT SERVICE OF PROCESS MAY BE EFFECTED ON SUCH PARTY IN THE SAME MANNER AS NOTICES ARE GIVEN PURSUANT TO SECTION 12.

20.	No Registration as a Commodity Pool Operator.

The Fund will trade futures contracts.  However, the Fund has claimed an exclusion from registration as a commodity pool operator (“CPO”) pursuant to Commodity Futures Trading Commission (“CFTC”) Regulation 4.5(a)(1) and is not subject to CPO regulation.  Also, the Investment Adviser is exempted from registration as a commodity trading advisor (“CTA”) and is generally not subject to CTA regulation.

21.	Force Majeure.

Notwithstanding anything to the contrary contained herein, in the event that, due to the occurrence of a natural or man-made disaster, armed conflict, act of war or terrorism, riot, labor disruption, computer hardware or software failure, inaccessibility or error or any other circumstance beyond the Investment Adviser’s or the Fund’s control, it becomes impossible (in the case of the Investment Adviser, other than as a result of the Investment Adviser acting in bad faith or due to the Investment Adviser’s fraud, gross negligence or willful disregard of its duties or otherwise as required by Law) for the Investment Adviser or the Fund to perform any obligation, make or receive any payment or delivery or comply with any provision of this Agreement, failure to perform such obligation, make or receive such payment or delivery or comply with any such provisions shall not constitute a breach hereof.

22.	Matters Not Provided For; Compliance with Law.

(a)
The Investment Adviser shall be empowered to decide any question arising with respect to the Fund and/or this Agreement, and to make such provisions as the Investment Adviser deems to be in, or not opposed to, the interests of the Fund, but which are not specifically set forth herein.

(b)
The Investment Adviser may, but shall have no obligation to, take any action which the Investment Adviser determines necessary or advisable to ensure that the Fund is not in violation of Law or in breach of any contractual provisions.  The Investment Adviser shall not, however, be liable or responsible for any such violation except as provided in Section 4.

23.	Entire Agreement.

This Agreement, the Limited Partnership Agreement and the other Material Contracts contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and supersedes any prior agreement and understanding of the parties relating to such subject matter.

24.	Definitions.

(a)	Defined terms not otherwise defined herein are used with the meanings set forth in the Limited Partnership Agreement.

(b)
No amendment or modification to the definitions set forth in the Limited Partnership Agreement which affects any defined term used in this Agreement shall be effective in respect of this Agreement without the consent of Declaration.

25.	Severability.

In the event that any provision of this Agreement is held to be invalid or unenforceable in any jurisdiction, such provision shall be deemed modified to the minimum extent necessary so that such provision, as so modified, shall no longer be held to be invalid or unenforceable.  Any such modification, invalidity or unenforceability shall be strictly limited both to such provision and to such jurisdiction, and in each case to no other.  Furthermore, in the event of any such modification, invalidity or unenforceability, this Agreement shall be interpreted so as to achieve the intent expressed herein to the greatest extent possible in the jurisdiction in question and otherwise as set forth herein.

26.	Advisers Act Compliance; No Waiver of Rights.

(a)           Any provisions of this Agreement which are construed to violate the Advisers Act shall be deemed null and void ab initio.  The Fund acknowledges receipt of Declaration’s Form ADV Part II at least 48 hours prior to the execution and delivery of this Agreement.

(b)           The Fund shall not, as a result of any provision hereof, be deemed to have waived any rights which the Fund may have under any federal or state securities, commodities or other laws.

* * * * *

IN WITNESS WHEREOF, this Agreement has been executed by the Fund and Declaration as the date first written above.

DMR MORTGAGE OPPORTUNITY FUND LP

By:	____________________________
Name _______________________
Director

Accepted:

DECLARATION MANAGEMENT & RESEARCH LLC

By:           ______________________________
Name:
Title:

MANAGEMENT FEE CALCULATION SCHEDULE
to the
INVESTMENT ADVISORY AGREEMENT
DATED AS OF MAY 15, 2008
(the “Agreement”)

by and between

DMR MORTGAGE OPPORTUNITY FUND LP

and

DECLARATION MANAGEMENT & RESEARCH LLC

Unless otherwise defined herein, defined terms have the meaning set forth in the Agreement or the Limited Partnership Agreement.

1.
The Management Fee will be paid to the Investment Adviser by the Fund in arrears as of the end of each month.  The Management Fee will be 1/12 times a 1.50% annual rate times the aggregate Invested Capital of each Limited Partner.

2.	During the Reinvestment Period, Invested Capital will equal the aggregate Capital Contributions to the Fund.

3.
During the Distribution Period, Invested Capital will be recalculated as of the end of each month, and will equal (a) the aggregate Capital Contributions to the Fund minus (b) the product of (1) distributions made to Limited Partners by the Fund and (2) the Adjustment Factor.  The Adjustment Factor is the ratio (expressed as a percentage not exceeding 100%) of (a) aggregate Invested Capital as of the end of the preceding month to (b) the Net Asset Value of the Fund as of the end of the preceding month.  The Adjustment Factor has the effect of reducing the base on which the Management Fee is calculated to reflect returns of capital to investors during the Distribution Period.

4.	No Management Fee will apply after the end of the Distribution Period.

5.	Management Fees (as well as the Fund’s expenses) are paid from the proceeds of Capital Calls and/or Fund investments.

6.
All Management Fees due shall be paid in cash within three Business Days of the date when due.  Any such amounts due but not timely paid (for whatever reason) shall bear interest at one-month LIBOR beginning with the fifth Business Day after the date when due.  In the event of any dispute concerning any amounts so due, the Fund shall, at the request of the Investment Adviser, immediately pay over to the Investment Adviser the full amount not the subject of dispute, pending final resolution of the exact amount due.

7.
If the Investment Adviser serves hereunder for less than the whole of any month, the fee hereunder shall be prorated according to the proportion that such period bears to the full month and shall be payable within 30 days after the end of the relevant month or the date of termination of this Agreement, as applicable.  The value of the Invested Capital of the Fund and the Adjustment Factor (based in part on Net Asset Value) shall be determined pursuant to the applicable provisions of the Limited Partnership Agreement and the CNMIC Restrictions.

INVESTMENT GUIDELINES SCHEDULE
to the
INVESTMENT ADVISORY AGREEMENT
DATED AS OF MAY 15, 2008
(the “Agreement”)

by and between

DMR MORTGAGE OPPORTUNITY FUND LP

and

DECLARATION MANAGEMENT & RESEARCH LLC

Unless otherwise defined herein, defined terms have the meaning set forth in the Agreement or the Limited Partnership Agreement.

From the end of the Draw Period to the end of the Reinvestment Period, the Investment Adviser intends to adhere to the following investment guidelines in implementing the Fund’s investment strategy:

1.	The Fund will not invest more than 5% of its Net Asset Value in any single position.

2.	The Fund may invest up to 100% of its Net Asset Value in residential mortgage-backed securities (“RMBS”).

3.
The Fund will not invest more than 35% of its Net Asset Value in commercial mortgage-backed securities (“CMBS”) and commercial real estate collateralized debt obligation (“CDO”) positions primarily backed by CMBS, combined.

4.
The Fund will not invest more than 25% of its Net Asset Value in structured finance CDOs primarily backed by RMBS, and will not invest in any structured finance CDO issue rated below Aa3/AA- at the time of its initial issuance.

5.	The Fund will not invest in long credit default swap (“CDS”) positions (i.e., the Fund will not enter CDS as a seller of credit protection under CDS positions).

6.	The Fund will not invest more than 35% of its Net Asset Value in short credit positions; all short CDS positions will be entered into for risk mitigation purposes only.

7.	The Fund will not invest more than 15% of its Net Asset Value in corporate credit instruments, each of which must be mortgage- or mortgage-industry related.

Compliance with the foregoing investment guidelines will be measured on (1) the first business day after the end of the Draw Period, (2) the end of the Reinvestment Period and (3) the trade date of each new investment made between dates (1) and (2).  Market movements, distributions and other factors may result in the Fund’s portfolio exceeding any one or more of the foregoing limits at any given point in time.  Furthermore, due to the illiquidity of the Fund’s portfolio and difficulty in valuing its positions, allocations to specific holdings or sectors may from time to time exceed one or more of the foregoing limits.  In general, the Investment Adviser will not be liable for the Fund exceeding any one or more of the foregoing investment guidelines; provided that the Investment Adviser has not acted in bad faith.